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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                             (Amendment No.   )*


                            Penn Octane Corporation
-----------------------------------------------------------------------------
                               (Name of Issuer)

                     Common Stock Par Value $0.01 per share
-----------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   707573101
-----------------------------------------------------------------------------
                               (CUSIP Number)

                                 March 30, 2000
-----------------------------------------------------------------------------
          (Date of Event Which Requires Filing of this Statement)

   Check the appropriate box to designate the rule pursuant to which this
   Schedule is Filed:

   [ ] Rule 13d-1(b)

   [X] Rule 13d-1(c)

   [ ] Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 707573101                       13G                 Page 2 of 8 Pages



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Apogee Fund, L.P.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
      (a) [X]

      (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF
                                     0
           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   1,100,000 shares of common stock
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING
                                     0
           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH
                                     1,100,000 shares of common stock
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      1,100,000 shares of common stock
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)

      [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      Approximately 8.46% as of the date of the filing of this statement.

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)


      PN
--------------------------------------------------------------------------------

CUSIP No. 707573101                       13G                  Page 3 of 8 Pages



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Paradigm Capital Corporation
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
      (a) [X]

      (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Texas
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF
                                     0
           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   1,100,000 shares of Common Stock
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING
                                     0
           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH

                                     1,100,000 shares of Common Stock
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      1,100,000 shares of Common Stock
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)

      [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


      Approximately 8.46% of the date of the filing of this statement
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)


      CO
--------------------------------------------------------------------------------

CUSIP No. 707573101                       13G                  Page 4 of 8 Pages



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Emmett M. Murphy
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
      (a) [X]

      (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF
                                     0
           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   1,100,000 shares of Common Stock
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING
                                     0
           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH

                                     1,100,000 shares of Common Stock
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      1,100,000 shares of Common Stock
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)

      [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


            Approximately 8.46% of the date of the filing of this statement
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)


      IN
--------------------------------------------------------------------------------

                                          13G                 Page 3 of 8 Pages

Item 1.    (a).    Name of Issuer:
                     Penn Octane Corporation




           (b).    Address of Issuer's Principal Executive Offices:

                     77530 Enfield Lane, Building D
                     Palm Desert, CA 92211



Item 2.    (a).    Name of Person Filing:




           (b).    Address of Principal Business Office or, if none, Residence:




           (c).    Citizenship

                     Apogee Fund, LP
                     201 Main St., Suite 1666
                     Fort Worth, TX 76102
                     Delaware Limited Partnership

                     Paradigm Capital Corporation
                     201 Main St., Suite 1666
                     Fort Worth, TX 76102
                     Texas corporation

                     Emmett M. Murphy
                     201 Main St., Suite 1666
                     Fort Worth, TX 76102
                     United States citizen

                                          13G                  Page 6 of 8 Pages

Item 2.    (d).    Title of Class of Securities:

                   Common stock, par value $0.01 per share


           (e).    CUSIP Number: 707573101



Item 3.    If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or
           (c), check whether the person filing is a :

           (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

           (b) [ ] Bank as defined in section 3(a)(6) of the Act (15
                   U.S.C 78c).

           (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

           (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

           (e) [ ] An investment adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E);

           (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

           (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

           (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

           (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

           (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

           If this statement is filed pursuant to Rule 13d-1(c),
           check this box.                                                   [X]

Item 4.            Ownership.

                   Apogee Fund, LP
                   Paradigm Capital Corporation
                   Emmett M. Murphy

           (a).    Amount Beneficially Owned:

                   1,100,000 shares of Common Stock

           (b).    Percent of Class:

                   Approximately 8.46% of the date of the filing of this Statement.


           (c).    Number of shares as to which the person has:

                   (i)      Sole power to vote or to direct the vote  0.

                   (ii) Shared power to vote or to direct the vote See item (a) above.

                   (iii)    Sole power to dispose or to direct the
                            disposition of 0.

                   (iv) Shared power to dispose or to direct the See item (a) above.

INSTRUCTION. For computations regarding securities which represent a right to acquire an underlying security SEE Rule 13d3(d)(1).

                                          13G                 Page 7 of 8 Pages

Item 5.      Ownership of Five Percent or Less of a Class:

               Not applicable.

INSTRUCTION: Dissolution of a group requires a response to this item.


Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable.


Item 7. Identification and Classification of Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

               Not applicable.



Item 8.      Identification and Classification of Members of the Group:

               Not applicable.

                                          13G                 Page 8 of 8 Pages

Item 9.      Notice of Dissolution of Group:

             Not applicable.

Item 10.     Certification:

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                   Signature: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                   Dated this 24th day of April, 2000.

                   Apogee Fund L.P.

                   By: /s/ EMMETT M. MURPHY
                      -----------------------------------
                      Emmett M. Murphy, its President

                   Paradigm Capital Corporation

                   By: /s/ EMMETT M. MURPHY
                      -----------------------------------
                      Emmett M. Murphy, its President

                      /s/ EMMETT M. MURPHY
                      -----------------------------------
                      Emmett M. Murphy, its President